Exhibit 1

ARTICLES OF INCORPORATION

LAW DEBENTURE TRUST COMPANY OF NEW YORK

FIRST. The registered office of the Corporation in the State of New York shall be located in the City and State designated in its Organization Certificate.

SECOND. The annual meeting of the shareholders of the Corporation shall be held on the date fixed by the Directors, and each successive annual meeting shall be held within thirteen months after the date of the preceding annual meeting, for the purpose of electing Directors and transacting such other business as may properly come before the meeting. Special meetings of the shareholders may be called by the Board of Directors. Such meetings shall be held within or without the State of New York. Meetings of shareholders shall be held at the registered office of the Corporation in this State, or at such other places, within or without the State of New York as the Directors may from time to time fix. If no designation is made, the meeting shall be held at the Corporation’s registered office in the State of New York. Except as otherwise provided herein, or by law or in its Organization Certificate (such Certificate and any amendments thereof being hereinafter collectively referred to as the “Certificate”), a quorum shall be present at all meetings of shareholders of the Corporation if the holders of a majority of the shares entitled to vote on that matter are represented at the meeting in person or by proxy. Except as otherwise provided by law or the By-Laws, at each meeting of shareholders, each shareholder of the Corporation entitled to vote thereat shall be entitled to one vote for each share registered in its name on the books of the Corporation.

THIRD. The first Board of Directors and all subsequent Boards of the Corporation shall consist of not less than five or more than eight Directors and shall comply with all regulations pertaining thereto of the Banking Department of the State of New York. The Board of Directors or shareholders all have the power, in the interim between annual and special meetings of the shareholders, to increase or decrease the number of Directors of the Corporation. No decrease shall shorten the term of the incumbent Directors. At all meetings of the Board of Directors, or any committee thereof, the presence of a majority of the entire Board, or such committee thereof, shall constitute a quorum for the transaction of business, except as otherwise provided by law, by the Certificate or these By-Laws.

FOURTH. The Corporation’s officers shall have such titles and duties as shall be stated in these By-Laws or in a resolution of the Board of Directors which is not inconsistent with these By-Laws. The officers of the Corporation may consist of a president, one or more vice-presidents, a secretary and a treasurer, and such other officers as the Board of Directors may determine from time to time. Any two or more offices may be held by the same person, except for the offices of president and secretary which must be held by separate people, unless all of the issued and outstanding stock of the Corporation is owned by one person or entity.

FIFTH. The shares of the Corporation shall be represented by certificates or shall be uncertificated shares. The Board of Directors may fix, in advance, which shall not be more than fifty, nor less than ten days before the meeting or action requiring a determination of shareholders, as the record date for the determination of shareholders entitled to receive notice of, or to vote at, any meeting of shareholders, or to consent to any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividends, or allotment of any rights, or for the purpose of any other action. If no record date is fixed, the record date for shareholders entitled to a notice of meeting shall be at the close of business on the day preceding the day on which notice is given, or, if no notice is given, the day on which the meeting is held; the record date for determining shareholders of record for any other purpose shall be at the close of business on the date on which the resolution of the Directors relating thereto is adopted.

SIXTH. Subject to applicable law and the Certificate, dividends may be declared and paid out of earned surplus only, in such amounts, and at such time or times as the Board of Directors may determine, so long as the Corporation is not insolvent when such dividend is paid or rendered insolvent by the payment of such dividend.

SEVENTH. The fiscal year of the Corporation shall be fixed and shall be subject to change by the Board of Directors from time to time, subject to applicable law.

EIGHTH. The corporate seal, if any, shall be in such form as shall be prescribed and altered, from time to time, by the Board of Directors.

NINTH. The initial By-Laws of the Corporation shall be adopted by the Incorporators at its organizational meeting. All By-Laws of the Corporation shall be subject to alteration or repeal, and new By-Laws may be made, by a majority vote of the shareholders at the time entitled to vote in the election of Directors even though these By-Laws may also be altered, amended or repealed by the Board of Directors. The Board of Directors shall have power to make, adopt, alter, amend and repeal, from time to time, By-Laws of the Corporation.